Filed Pursuant to Rule 424(b)(2)

Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 8, 2011

Preliminary Pricing Supplement

(To the Prospectus dated August 31, 2010,

the Prospectus Supplement dated May 27, 2011 and

the Index Supplement dated May 31, 2011)

$[—] Notes due August 23, 2012 Linked to the Barclays Capital ASTRO US Variable Excess Return Index and The S&P 500® Total Return Index Global Medium-Term Notes, Series A E-6776

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July 19, 2011

Issue Date:	July 22, 2011

Final Valuation Date:	August 20, 2012*

Maturity Date:	August 23, 2012**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:

A basket (the “Basket”) consisting of the following two indices as further described in “Description of the Indices” in this preliminary pricing supplement:

•       Barclays Capital ASTRO US Variable Excess Return Index (the “ASTRO Index”) (Bloomberg ticker symbol “BXIIAVUE <Index>”), and

•       S&P 500® Total Return Index (the “S&P TR Index”) (Bloomberg ticker symbol “SPTR <Index>”).

Each of the ASTRO Index and the S&P TR Index are referred to herein as an “Index” and collectively as the “Indices”. The index sponsor of the ASTRO Index is Barclays Capital, an affiliate of the Issuer. The index sponsor of the S&P TR Index is Standard & Poor’s Financial Services LLC (“S&P”).

Redemption Amount:

An amount in cash per $1,000 principal amount of your Notes equal to $1,000 multiplied by the Return Factor, calculated as follows:

$1,000 × Return Factor

If you hold your Notes to maturity, you will receive payment of the Redemption Amount (calculated on the Final Valuation Date) on the Maturity Date. If your Notes are redeemed prior to maturity, whether by reason of an early redemption at your option or an automatic redemption following an Automatic Termination Trigger Event, you will receive payment of the Redemption Amount (calculated on the Early Redemption Valuation Date or the Automatic Termination Valuation Date, as the case may be) on the applicable Early Redemption Date.

You may lose some or all of your investment in the Notes. Any payment on the Notes, including the payment of the Redemption Amount at maturity or on an Early Redemption Date, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Return Factor:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows; Final Basket Level Initial Basket Level

Basket Level:

•       On the Initial Valuation Date, the Basket Level will be equal to 100.0000 (the “Initial Basket Level”).

•       On any subsequent Valuation Date, the Basket Level will be calculated by the calculation agent as follows:

100.0000 × [1 + S&P TR Index Performance + (2.20 × ASTRO Index Performance)]

Final Basket Level:

•       With respect to Notes that are not redeemed prior to maturity (whether by reason of early redemption at the option of a holder or by reason of an Automatic Termination Event), the Final Basket Level will be the Basket Level calculated on the Final Valuation Date.

•       If an Automatic Termination Event occurs, the Final Basket Level will be the Basket Level calculated on the Automatic Termination Valuation Date.

•       If any Notes are redeemed prior to maturity at the option of a holder, as described in this preliminary pricing supplement under “Early Redemption Procedures”, the Final Basket Level (solely with respect to calculating the Redemption Amount payable in respect of such Notes) will be the Basket Level calculated on the Early Redemption Valuation Date.

S&P TR Index Performance:

The S&P TR Index Performance will be calculated as follows:

“Days” means, with respect to any Valuation Date, the number of calendar days from, and including, the Initial Valuation Date, to, but excluding, such Valuation Date.

For the avoidance of doubt:

•       For purposes of calculating the Redemption Amount payable on the Maturity Date, “Days” means the number of calendar days from, and including, the Initial Valuation Date, to, but excluding, the Final Valuation Date.

•       For purposes of calculating the Redemption Amount payable on an Early Redemption Date, “Days” means the number of calendar days from, and including, the Initial Valuation Date, to, but excluding, the Automatic Termination Valuation Date or the Early Redemption Valuation Date, as the case may be.

•       For purposes of calculating the Basket Level on any other Valuation Date, “Days” means the number of calendar days from, and including, the Initial Valuation Date to, but excluding, such Valuation Date.

ASTRO Index Performance:	The ASTRO Index Performance will be calculated as follows:

Early Redemption at the Option of Holders of the Notes:

Subject to the notification requirements described in this preliminary pricing supplement and the minimum redemption amount of at least 10 Notes, you may elect to require Barclays Bank PLC to redeem your Notes prior to maturity, and you will receive the Redemption Amount (calculated on the applicable Early Redemption Valuation Date) on the applicable Early Redemption Date.

For more information relating to the procedures that you must follow in order to require Barclays Bank PLC to redeem your Notes prior to maturity, please see “Early Redemption Procedures” in this preliminary prospectus supplement.

Automatic Termination Event:

An Automatic Termination Event shall occur if, on any Valuation Date prior to the Final Valuation Date, the Basket Level is less than or equal to 35.

The Valuation Date on which an Automatic Termination Event occurs is referred to in this preliminary pricing supplement as the “Automatic Termination Trigger Date”.

If an Automatic Termination Event occurs, all holders of the Notes will be automatically deemed to have delivered an early redemption notice with respect to the Automatic Termination Trigger Date. In such an event, the Final Basket Level will be calculated on the Automatic Termination Valuation Date (as defined below).

In the event that an Automatic Termination Event occurs, notwithstanding the minimum redemption amount requirement described herein, all issued and outstanding Notes will be automatically redeemed (in whole, but not in part) on the applicable Early Redemption Date, which is the third business day following the applicable Automatic Termination Valuation Date. We will deliver a notice to The Depository Trust Company in the form attached as Annex C that will specify the Automatic Termination Trigger Date, the Automatic Termination Valuation Date and the Early Redemption Date.

Automatic Termination Valuation Date:	The Valuation Date immediately following the Automatic Termination Trigger Date.

Early Redemption Valuation Date:	The Valuation Date immediately following the day on which the notice of early redemption at the option of a holder of the Notes becomes effective, as described in this preliminary pricing supplement under “Early Redemption Procedures”.

Early Redemption Date:	The third business day following an Automatic Termination Valuation Date or Early Redemption Valuation Date, as the case may be. The final date on which an Early Redemption Date may occur is the third business day following the Valuation Date that is immediately prior to the Final Valuation Date.

Index Business Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the S&P TR Index on which the securities comprising the S&P TR Index trade.

Valuation Dates:*	Each index business day from, and including, the Initial Valuation Date to, and including, the Final Valuation Date.

Initial Level of the S&P TR Index:	[ ], the Index Closing Level of the S&P TR Index on the Initial Valuation Date.

Initial Level of the ASTRO Index:	[ ], the Index Closing Level of the ASTRO Index on the Initial Valuation Date.

Final Level of an Index:

•       For purposes of calculating the Redemption Amount payable on the Maturity Date, the Final Level of an Index will be the Index Closing Level for such Index on the Final Valuation Date.

•       For purposes of calculating the Redemption Amount payable on an Early Redemption Date, the Final Level of an Index will be the Index Closing Level of such Index on the Automatic Termination Valuation Date or the Early Redemption Valuation Date, as the case may be.

•       For all other purposes, the Final Level of an Index will be the Index Closing Level for such Index on the applicable Valuation Date.

Index Closing Level:

With respect to the S&P TR Index, for any applicable Valuation Date, the closing value of the S&P TR Index published at the regular weekday close of trading on that Valuation Date as displayed on Bloomberg® Professional service page “SPTR<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ASTRO Index, for any applicable Valuation Date, the closing value of the ASTRO Index published at the regular weekday close of trading on that Valuation Date as displayed on Bloomberg® Professional service page “BXIIAVUE <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Index Closing Level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KNZ0 / US06738KNZ02

*

Subject to postponement in the event of a market disruption event, as described in the prospectus supplement in the section “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”. For purposes of the Notes, a market disruption event will be deemed to have occurred with respect to both the ASTRO Index and the S&P TR Index on a Valuation Date if a market disruption event occurs on such Valuation Date with respect to the S&P 500® Index.

**

Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. For purposes of the Notes, a market disruption event will be deemed to have occurred with respect to both the ASTRO Index and the S&P TR Index on a Valuation Date if a market disruption event occurs on such Valuation Date with respect to the S&P 500® Index.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	[TBD]%	[TBD]%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or $[TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

Illustrative Calculations Relating to the Notes

The following example sets forth the methodology used to calculate the Basket Level on any Valuation Date and the Final Basket Level on the Final Valuation Date and the Redemption Amount payable on the Maturity Date. The numbers set forth in the following example, which have been rounded for ease of reference, are hypothetical and are provided for illustrative purposes only. These illustrative calculations assume that (i) there are 200 calendar days from the Initial Valuation Date to, but excluding, the relevant Valuation Date and (ii) the Notes have not been redeemed prior to the relevant Valuation Date (either at the election of a holder or as a result of the occurrence of an Automatic Termination Event). This example also makes the following key assumptions:

	Initial Level on the Initial Valuation Date*	Final Level on the Relevant Valuation Date*
ASTRO Index:	203.2812	205.3140
S&P TR Index:	2,238.55	2,305.7065

*	These initial and final levels, as well as the number of calendar days from the Initial Valuation Date to, but excluding, the relevant Valuation Date, have been chosen arbitrarily for purposes of these examples and are purely hypothetical. The closing level of the S&P TR Index on July 7, 2011 was 2,298.3110 and the closing level of the ASTRO Index on July 7, 2011 was 202.0449. Past performance is not indicative of future results.

PPS–2

Step 1: Calculate the S&P TR Index Performance and the ASTRO Index Performance on the Relevant Valuation Date

Using the Initial Levels and the Final Levels of the ASTRO Index and the S&P TR Index set forth above, respectively, the S&P TR Index Performance and the ASTRO Index Performance on the relevant Valuation Date are calculated as follows:

S&P TR Index Performance = (2,305.7065 / 2,238.55) – 1 – 0.52% * (200/365) = 2.7151%

ASTRO Index Performance = (205.3140 / 203.2812) – 1 = 1.000%

Step 2: Calculate the Basket Level on the Relevant Valuation Date

Using the ASTRO Index Performance and the S&P TR Index Performance calculated above, the Basket Level on the Relevant Valuation Date is calculated as follows:

Basket Level = 100.0000 × [1 + 2.7151% + (2.20 × 1.0000%)] = 104.9151

Step 3: Assuming that the Relevant Valuation Date is the Final Valuation Date (and, accordingly, the Basket Level shown in Step 2 above is the Final Basket Level), Calculate the Return Factor and the Redemption Amount Payable per $1,000 Principal Amount Note on the Maturity Date

Return Factor = 104.9151 / 100.0000, or 1.0492

Redemption Amount = $1,000 × 1.0492 = $1,049.20

Calculation of the Redemption Amount Payable on the Maturity Date

The following examples show how the Notes would perform in certain hypothetical circumstances given a range of performances of the Indices. We have included hypothetical examples where (a) both Indices have increased from the Initial Valuation Date to the Final Valuation Date, (b) both Indices have decreased from the Initial Valuation Date to the Final Valuation Date, (c) the ASTRO Index has increased from the Initial Valuation Date to the Final Valuation Date while the S&P TR Index has decreased over such period, and (d) the ASTRO Index has decreased from the Initial Valuation Date to the Final Valuation Date while the S&P TR Index has increased over such period. The figures in these examples have been rounded for convenience and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•	The Notes have not been redeemed prior to the Maturity Date (either at the election of a holder or as a result of the occurrence of an Automatic Termination Event)

•	Initial Level of the ASTRO Index on the Initial Valuation Date: 203.2812

•	Initial level of the S&P TR Index on the Initial Valuation Date: 2,238.5500

•	There are 398 calendar days from, and including, the Initial Valuation Date to, but excluding, the Final Valuation Date.

In each case, the initial and final levels used in these examples were chosen arbitrarily for purposes of these examples and are purely hypothetical.

Scenario 1: The ASTRO Index and the S&P TR Index Both Increase

	Final Index Level on the Final Valuation Date	Index Performance	Final Basket Level	Return Factor	Redemption Amount*	Return on the Notes**
ASTRO Index	205.3140	1.0000%	N/A	N/A	N/A	N/A
S&P TR Index	2,462.405	9.4330%	N/A	N/A	N/A	N/A
The Basket	N/A	N/A	111.6330	1.1163	$1,116.33	11.63%

*	Per $1,000 principal amount Note.
**	The percentage is the result of comparing the Redemption Amount with $1,000.

PPS–3

Scenario 2: The ASTRO Index and the S&P TR Index Both Decrease

	Final Index Level on the Final Valuation Date	Index Performance	Final Basket Level	Return Factor	Redemption Amount	Return on the Notes**
ASTRO Index	197.1828	-3.0000%	N/A	N/A	N/A	N/A
S&P TR Index	2,014.6950	-10.5670%	N/A	N/A	N/A	N/A
The Basket	N/A	N/A	82.8330	0.8283	$828.33	-17.17%

*	Per $1,000 principal amount Note.
**	The percentage is the result of comparing the Redemption Amount with $1,000.

Scenario 3: The ASTRO Index Increases and the S&P TR Index Decreases

	Final Index Level on the Final Valuation Date	Index Performance	Final Basket Level	Return Factor	Redemption Amount	Return on the Notes**
ASTRO Index	217.5109	7.0000%	N/A	N/A	N/A	N/A
S&P TR Index	2,014.695	-10.5670%	N/A	N/A	N/A	N/A
The Basket	N/A	N/A	104.8330	1.0483	$1,048.33	4.83%

*	Per $1,000 principal amount Note.
**	The percentage is the result of comparing the Redemption Amount with $1,000.

Scenario 4: The ASTRO Index Decreases and the S&P TR Index Increases

	Final Index Level on the Final Valuation Date	Index Performance	Final Basket Level	Return Factor	Redemption Amount*	Return on the Notes**
ASTRO Index	197.1828	-3.0000%	N/A	N/A	N/A	N/A
S&P TR Index	2,462.405	9.4330%	N/A	N/A	N/A	N/A
The Basket	N/A	N/A	102.8330	1.0283	$1,028.33	2.83%

*	Per $1,000 principal amount Note.
**	The percentage is the result of comparing the Redemption Amount with $1,000.

For a more detailed description of how the numbers set forth in the preceding table will be calculated on each applicable Valuation Date during the term of the Notes (including the Final Valuation Date), please see the example set forth above under “Illustrative Calculations Relating to the Notes.” For a description of risks associated with these calculations, please see “Selected Risk Considerations” in this preliminary pricing supplement.

Calculation of the Redemption Amount Payable on an Early Redemption Date Following an Automatic Termination Event

The following examples illustrate possible hypothetical Redemption Amounts per $1,000 Note on a hypothetical Early Redemption Date in the event that an Automatic Termination Event occurs on a Valuation Date prior to the Final Valuation Date. We have included hypothetical examples where (a) the Basket Level increases from the Automatic Termination Trigger Date to the Final Basket Level on the Automatic Termination Valuation Date and (b) the Basket Level decreases from the Automatic Termination Trigger Date to the Final Basket Level on the Automatic Termination Valuation Date. The figures in these examples have been rounded for convenience and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•	The Notes have not been redeemed prior to the Automatic Termination Valuation Date at the election of a holder

•	Initial Level of the ASTRO Index on the Initial Valuation Date: 203.2812

•	Initial level of the S&P TR Index on the Initial Valuation Date: 2,238.55

•	There are 100 calendar days from, and including, the Initial Valuation Date to, but excluding, the Automatic Termination Valuation Date.

In each case, the initial levels, the final levels and the number of calendar days from, and including, the Initial Valuation Date to, but excluding, the Automatic Termination Valuation Date, used in these examples were chosen arbitrarily for purposes of these examples and are purely hypothetical.

Automatic Termination Trigger Date			Automatic Termination Valuation Date			Early Redemption Date
Final Level of ASTRO Index	Final Level of S&P TR Index	Basket Level	Final Level of ASTRO Index	Final Level of S&P TR Index	Basket Level	Redemption Amount*	Return on Notes**
172.7890	1,455.0575	31.8575	168.7234	1,410.2865	25.4575	$254.58	-74.54%
172.7890	1,455.0575	31.8575	180.9203	1,477.4430	41.6575	$416.58	-58.34%

*	Per $1,000 principal amount Note.
**	The percentage is the result of comparing the Redemption Amount with $1,000.

PPS–4

Calculation of the Redemption Amount Payable on an Early Redemption Date Following a Redemption at Your Election

The following examples illustrate possible hypothetical Redemption Amounts per $1,000 Note on a hypothetical Early Redemption Date in the event that you elect to require us to redeem your Notes prior to maturity. We have included hypothetical examples where (a) the Basket Level increases from the day on which your notice of your election to redeem becomes effective, as described in this preliminary pricing supplement under “Early Redemption Procedures”, to the Final Basket Level on the Early Redemption Valuation Date and (b) the Basket Level decreases from the day on which your notice of your election to redeem becomes effective to the Final Basket Level on the Early Redemption Valuation Date. The figures in these examples have been rounded for convenience and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•	The Notes have not been redeemed prior to the Early Redemption Valuation Date as a result of an Automatic Termination Event

•	You elect to require us to redeem all of your Notes pursuant to the “Early Redemption Procedures” as described below.

•	Initial Level of the ASTRO Index on the Initial Valuation Date: 203.2812

•	Initial level of the S&P TR Index on the Initial Valuation Date: 2,238.55

•	There are 100 calendar days from, and including, the Initial Valuation Date to, but excluding, the Early Redemption Valuation Date.

In each case, the initial levels, the final levels and the number of calendar days from, and including, the Initial Valuation Date to, but excluding, the Early Redemption Valuation Date, used in these examples were chosen arbitrarily for purposes of these examples and are purely hypothetical.

Valuation Date on Which Redemption Notice Becomes Effective			Early Redemption Valuation Date			Early Redemption Date
Final Level of ASTRO Index	Final Level of S&P TR Index	Basket Level	Final Level of ASTRO Index	Final Level of S&P TR Index	Basket Level	Redemption Amount*	Return on Notes**
207.3468	2,462.405	114.2575	207.5501	2,484.7905	115.4775	$1,154.78	15.48%
207.3468	2,462.405	114.2575	207.1435	2,440.0195	113.0375	$1,130.38	13.04%

*	Per $1,000 principal amount Note.
**	The percentage is the result of comparing the Redemption Amount with $1,000

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation date, the Automatic Termination Date, the Early Redemption Valuation Date, the Maturity Date and the amount payable at maturity or upon early redemption of the Notes are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”. For purposes of the Notes, a market disruption event will be deemed to have occurred with respect to both the ASTRO Index and the S&P TR Index on a Valuation Date if a market disruption event occurs on such Valuation Date with respect to the S&P 500® Index as if the S&P 500® Index were the reference asset of the Notes; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. We intend to treat the Notes as pre-paid cash-settled executory contracts with respect to the Basket. Pursuant to the terms of the Notes, you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes consistently with this treatment. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PPS–5

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. It is possible that periodic rebalancings of the underlying Indices in the Basket, a change in methodology of, or a substitution of a successor index, to a Basket Index could be treated as a “deemed” taxable exchange of your Notes that could cause you to recognize short-term capital gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged your Notes in amount equal to the then fair market value of such Notes. In such case, your tax basis in the Notes would be equal to such value and you would begin a new holding period for your Notes. Alternatively, it is possible that the Internal Revenue Service could potentially assert that the Notes should be treated as debt instruments, subject to special rules applicable to contingent payment debt instruments. In that event, even if you are a cash method taxpayer, you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, even though we will not be required to make any payment with respect to the Notes other than the Redemption Amount. In addition, any gain on sale or exchange or retirement of the Notes would be treated as ordinary. The Internal Revenue Service could also possibly assert that (i) you should be treated as owning the components of indices included in the Basket, (ii) your Notes should be subject to special rules under Section 1256 of the Internal Revenue Code of 1986 or (iii) you should otherwise recognize ordinary income or loss or short-term capital gain or loss on sale or exchange of your Notes. There may also be a risk that the Internal Revenue Service could assert that all or a portion of the Notes should not give rise to long-term capital gain or loss because the Notes offer exposure to a short investment strategy or that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the 0.52% per annum reduction from the calculation of S&P TR Index Performance described herein as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay such reduction.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or components of the Indices. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise).”

In addition to the risks discussed under the headings above, you should consider the following:

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the ASTRO Index and the S&P TR Index. Your investment will be fully exposed to 100% of any decline in the level of the S&P TR Index (as adjusted as described below) and 220% of any decline in the level of the ASTRO Index. Because the return on the Notes is linked on a leveraged basis to the performance of the ASTRO Index, a decline in the level of the ASTRO Index could have a significant negative

PPS–6

impact on the Basket Level and, accordingly, the return on your Notes. You will lose some or all of your initial investment if the Final Basket Level is less than the Initial Basket Level, and your loss may be accelerated because your investment is fully exposed to any negative S&P TR Index Performance (subject to adjustment, as described below under—The S&P TR Index Performance Applicable to Your Notes Will Include a Reduction of 0.52% per Annum From the Actual Performance of the S&P TR Index”) and 2.2 times any negative ASTRO Index Performance, which performances are combined in calculating the Redemption Amount). Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

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The Strategy Employed by the ASTRO Index is not Guaranteed to Succeed—The ASTRO Index follows an algorithmic strategy, which is not guaranteed to be successful. The premise of the ASTRO Index methodology is that daily returns of an index level tend to be followed by daily returns in the opposite direction. This tendency is referred to as negative serial correlation or mean reversion.

The ASTRO Index reflects a strategy that takes a synthetic short position in the S&P 500 TR following a recent increase in the level of the S&P 500 TR or a synthetic long position in the S&P 500 TR following a recent decrease in the level of the S&P 500 TR. Moreover, the magnitude of the exposure will increase with the magnitude of the recent performance of the S&P 500 TR, subject to a cap, floor and maximum daily rebalancing cap. There is no assurance that any negative serial correlation of daily returns of the S&P 500 TR will exist at any time during the term of the Notes and thus no assurance that the ASTRO Index will appreciate during the term of the Notes or that the algorithmic methodology employed by the ASTRO Index will be successful. The issuance of the Notes should not be deemed an assurance or guarantee by Barclays or any of its affiliates that the level of the ASTRO Index will increase, or that the Notes will generate a positive return.

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The ASTRO Index Contains Embedded Costs and Fees—The ASTRO Index’s daily reported levels include deductions for (i) costs associated with financing the underlying synthetic long or short positions in the S&P 500 TR based on the USD Overnight London Interbank Offered Rate (the “overnight deposit rate”), (ii) a fixed fee of 1.00% per annum deducted from the performance of the ASTRO Index and (iii) a rebalancing fee equal to 0.02% of notional amounts in respect of adjustments to the synthetic long or short positions in the S&P 500 TR pursuant to the ASTRO Index methodology. As a result of these deductions, the value of the ASTRO Index, and the total return on your investment in the Notes, will be less than the value of an identically constructed index from which no amounts are deducted. If the other components of the ASTRO Index do not perform in a manner sufficient to offset these deductions, you will lose some of your investment in the Notes.

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The ASTRO Index May Utilize Leverage; Leverage Will Magnify Negative (and Positive) Performance—The ASTRO Index may use leverage to increase its synthetic long or short exposure to the S&P 500 TR up to a maximum exposure of 150% in either direction (i.e., long or short) based upon certain measurements of the volatility of the S&P 500. Where the ASTRO Index’s synthetic positions are leveraged, any change in the level of the S&P 500 TR will result in greater changes in the level of the ASTRO Index than if leverage was not used. In particular, the use of leverage will magnify any unfavorable performance of the S&P 500 TR which in turn could have an adverse effect on the value of the Notes.

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The ASTRO Index is Not Actively Managed—The ASTRO Index strategy operates by pre-determined rules. There will be no active management of the ASTRO Index to enhance returns beyond those embedded in the ASTRO Index strategy. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the non-actively managed ASTRO Index. The absence of this active management characteristic in the ASTRO Index may adversely affect the level of the ASTRO Index and the value of the Notes.

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Changes in Methodology of the ASTRO Index or Changes in Laws or Regulations May Create Conflicts of Interest and May Affect the Value and Amount Payable At Maturity of Your Notes—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor with respect to the ASTRO Index. The index sponsor is responsible for the composition, calculation and maintenance of the ASTRO Index. As discussed in “Certain Events with Respect to the ASTRO Index” herein, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the ASTRO Index, and any such judgments or actions may adversely affect the value of the Notes. In addition, the ASTRO Index or its components could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the ASTRO Index or its components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the ASTRO Index or its components and, correspondingly, could adversely affect the value of the Notes. The role played by Barclays Capital, as index sponsor, and the exercise of discretion with respect to the ASTRO Index could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

PPS–7

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The Magnitude of the ASTRO Index’s Exposure to the S&P 500 TR is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Movement in Future Volatility or the Magnitude of Negative Serial Correlation—The ASTRO Index employs variable leverage to automatically adjust the magnitude of its long or short exposure to the S&P 500 TR based on the recent realized volatility (measured by the three-month realized volatility for the S&P 500) and implied volatility (measured by the VIX Index). The strategy employed by the ASTRO Index seeks to reduce the relative exposure of the ASTRO Index to the S&P 500 TR as the volatility of S&P 500 is increasing and increase the relative exposure of the ASTRO Index to the S&P 500 TR as the volatility of S&P 500 is decreasing. To determine the appropriate level of exposure to the S&P 500 TR, the ASTRO Index uses a combination of historical volatility and market estimates of future volatility to predict future movement in volatility by taking into account both (1) the annualized three-month realized volatility of the S&P 500 and (2) the implied volatility trend by reference to the VIX Index. There can be no assurance that the methodology used by the ASTRO Index will accurately predict market volatility over time or that during high volatility periods higher negative serial correlation will be observed in the market and vice versa during low volatility periods. Three-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility or the future magnitude of negative serial correlation.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the ASTRO Index’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the ASTRO Index’s realized volatility measure shows an increase in historical volatility while the ASTRO Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the ASTRO Index’s realized volatility and implied volatility measures do not behave over the term of the Notes as they have historically tended to behave, the ASTRO Index may not be successful in achieving its strategy by increasing or decreasing exposure to negative serial correlation and thereby impacting the leverage of the ASTRO Index’s exposure to S&P 500 TR.

Accordingly, there is no assurance that the ASTRO Index’s method of assessing market volatility is the most effective way to predict the patterns and/or the magnitude of negative serial correlation and/or volatility. As a result, if the ASTRO Index fails to predict trends of negative serial correlation and/or volatility accurately, such a failure may adversely impact the market value of your Notes and the amount you receive upon maturity or early redemption.

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The ASTRO Index Reflects Excess Return, not Total Return—The return on your Notes, in part, is based on the performance of the ASTRO Index, which reflects the returns that are potentially available through a synthetic portfolio. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying assets. The return on your Notes attributable to the ASTRO Index will not include such a total return feature or interest component.

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The Potential Positive ASTRO Index Performance Associated with Hypothetical Short Exposure to the S&P 500 TR is Limited, While Potential Negative ASTRO Index Performance Associated with such Short Exposure is Unlimited—The ASTRO Index may, at times, offer short exposure to the S&P 500 TR. Hypothetical short exposure to the S&P 500 TR offers the potential for increases in the level of the ASTRO Index due to decreases in the level of the S&P 500 TR and decreases in the level of the ASTRO Index due to increases in the level of the S&P 500 TR. Since there is no limit to possible increases in the S&P 500 TR, the potential losses as a result of such a short exposure may be unlimited. Thus, there is a risk that you may receive a negative return in the event that the ASTRO Index represents short exposure to the S&P 500 TR while the S&P 500 TR is experiencing positive returns. In such event, you may lose some or all of your investment on the Notes.

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The Level of the ASTRO Index will be Affected by Changes in the Overnight Deposit Rate—Because the daily levels of the ASTRO Index include deductions for costs associated with financing the underlying synthetic long or short positions in the S&P 500 TR based on the overnight deposit rate, the ASTRO Index’s daily reported levels will be affected by changes in the overnight deposit rate and, therefore, the total return on your investment in the Notes may affected. An increase in the overnight deposit rate will decrease the daily level of the ASTRO Index and the value of your Notes and a decrease in the overnight deposit rate will positively impact the daily level of the ASTRO Index and the value of your Notes.

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The ASTRO Index Has Limited Historical Information—The ASTRO Index was created in March 2011 and the index sponsor has published limited information about how the ASTRO Index would have performed had it been calculated in the past. Because the ASTRO Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of

PPS–8

performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the ASTRO Index makes use of as the basis for an investment decision.

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The ASTRO Index is not Designed to Replicate Performance of the S&P 500 TR or any of its Constituent Stocks—The ASTRO Index is not designed to replicate or track the S&P 500 TR or any particular market, sector or region or any or all of the constituent stocks included in the S&P 500 TR. The ASTRO Index seeks to reflect synthetic long or short exposure to the S&P 500 TR based on a notional rules-based strategy, but its performance will not reflect the underlying performance of the S&P 500 TR or its constituent stock. For any given period, the S&P 500 TR or any or all of its constituent stocks may have positive or significantly positive performance, and the ASTRO Index may have negative or significantly negative performance, in absolute terms or relative to the S&P 500 TR or any or its constituent stocks.

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Because Your Notes are Exposed to the ASTRO Index on a Leveraged Basis, any Declines in the Level of the ASTRO Index May Have the Effect of Substantially Reducing the Redemption Amount Payable at Maturity or Upon Early Redemption—The Redemption Amount payable at maturity or upon early redemption will reflect any appreciation or depreciation of the S&P TR Index (less a reduction of 0.52% on a per annum basis, as described below under “—The S&P TR Index Performance Applicable to Your Notes Will Include a Reduction of 0.52% per Annum From the Actual Performance of the S&P TR Index”) and 220% of any appreciation or depreciation of the ASTRO Index, in each case as measured from the Initial Valuation Date to the Final Valuation Date, Early Termination Valuation Date or Early Redemption Valuation Date, as applicable. The performance of each Index is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Indices decline or offsetting gains if the level of one Index increases while the level of the other Index decreases. Because your Notes are linked the ASTRO Index on a 220% leveraged basis, any negative performance of the ASTRO Index may have an exaggerated effect on reducing the amount payable to you at maturity or upon early redemption of your Notes.

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The S&P TR Index Performance Applicable to Your Notes Will Include a Reduction of 0.52% per Annum From the Actual Performance of the S&P TR Index—As described on the cover page of this preliminary pricing supplement under “S&P TR Index Performance”, the calculation of the S&P TR Index Performance includes a subtraction from the actual performance of the S&P TR Index from its initial level to its final level by 0.52% on a per annum basis. Such reduction will be calculated on any Valuation Date by multiplying such per annum rate by a fraction, the numerator of which is the number of calendar days from and including the Initial Valuation Date to but excluding that Valuation Date, and the denominator of which is 365. The adjustment described in this paragraph will be reflected in the calculation of the Basket Level on each Valuation Date (including for the purposes of determining whether an Automatic Termination Event has occurred on any Valuation Date and for the purposes of calculating the Redemption Amount payable with respect to the Final Valuation Date, Automatic Termination Valuation Date or Early Redemption Valuation Date, as applicable) and will reduce the return on the Notes regardless of whether or not the Final Level of the S&P TR Index is greater than its Initial Level. The level of the S&P TR Index will have to increase from its Initial Level to its Final Level by at least the amount of the reduction described in this paragraph in order to offset the negative effects of such reduction.

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The Notes Will be Automatically Redeemed if, on any Valuation Date on or Prior to the Last Valuation Date Immediately Preceding the Final Valuation Date, Basket Level is Equal to or Less Than 35, Which is 35% of its Initial Level on the Initial Valuation Date—An Automatic Termination Event will occur if, on any Valuation Date on or prior to the Valuation Date immediately preceding the Final Valuation Date, the Basket Level is equal to or less than 35, which is 35% of the Initial Basket Level on the Initial Valuation Date. If an Automatic Termination Event occurs, you will automatically be deemed to have delivered an early redemption notice with respect to the Valuation Date on which the Automatic Termination Event occurred and your Notes will be redeemed (in whole but not in part) on the applicable Early Redemption Date. The payment that you will receive, if any, on such Early Redemption Date will be calculated on the applicable Early Termination Valuation Date. Because the calculation of the Basket Level on each Valuation Date will reflect a reduction, calculated on the basis of a 0.52% per annum rate, from the actual performance of the S&P TR Index, it is possible that the subtraction of such amount on any particular Valuation Date might result in the occurrence of an Automatic Termination Event on such Valuation Date and, accordingly, an early redemption of your Notes.

The minimum redemption amount of 10 Notes that would otherwise be applicable to an early redemption of Notes will not be applicable to an early redemption as a result of the occurrence of an Automatic Termination Event. The payment you will receive, if any, upon early redemption as a result of the occurrence of an Automatic Termination Event will be significantly less than the principal amount of your Notes. You can lose up to the entire principal amount of your Notes if your Notes are automatically redeemed as a result of the occurrence of an Automatic Termination Event.

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Diversification Among U.S. Equities of the S&P 500® Index—The return on the Notes is linked to the S&P TR Index, which is the total return version of the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P TR Index, see the information set forth below under “Description of Indices—The S&P TR Index.”

PPS–9

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As Index Sponsor of the ASTRO Index, Barclays Capital, an Affiliate of the Issuer, Will Have the Authority to Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—Barclays Capital Inc., an affiliate of the Issuer, is the index sponsor of the ASTRO Index. In such capacity, Barclays Capital is responsible for the composition, calculation and maintenance of the ASTRO Index. As discussed in “Description of Indices—The ASTRO Index ”, Barclays Capital, in its capacity as index sponsor, has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the ASTRO Index, and any such judgments or actions may adversely affect the value of your Notes. The role played by Barclays Capital as index sponsor of the ASTRO Index could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, its affiliate, is the issuer of the Notes. Barclays Capital has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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An Early Redemption Valuation Date or Automatic Termination Valuation Date, as Applicable, Will Not Occur Until the Valuation Date Following the Date on Which Your Notice to Redeem Becomes Effective or the Automatic Termination Trigger Date, as Applicable—As described above, in the event that you deliver an effective notice to redeem your Notes prior to maturity, the Early Redemption Valuation Date will occur on the Valuation Date next following the date on which your notice becomes effective. Similarly, if an Automatic Termination Event occurs, the Automatic Termination Valuation Date will not occur until the Valuation Date next following the Valuation Date on which an Automatic Termination Event occurs. In each case, if the levels of one or both of the Indices decline from the preceding Valuation Date on the Automatic Termination Valuation Date or Early Redemption Valuation Date, as applicable, the Final Basket Level will be lower, and, consequently, the return on your Notes will be lower than it would have been had the Final Basket Level been calculated on the Automatic Termination Trigger Date or the date on which your early redemption notice became effective, as the case may be.

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If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Basket Level or the Maturity Date or an Early Redemption Date—The determination of the Basket Level on a Valuation Date, including an Automatic Termination Valuation Date, Early Redemption Valuation Date or the Final Valuation Date, may be postponed if the calculation agent determines that a market disruption has occurred or is continuing on such Valuation Date. In no event, however, will a Valuation Date be postponed by more than five trading days. As a result, the Maturity Date or an Early Redemption Date for the Notes could also be postponed, although not by more than five trading days. If a Valuation Date is postponed until the fifth trading day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. See “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in this accompanying prospectus supplement. For purposes of the Notes, a market disruption event will be deemed to have occurred with respect to both the ASTRO Index and the S&P TR Index if a market disruption event occurs on any Valuation Date with respect to the S&P 500® Index as if the S&P 500® Index were the sole index comprising the Basket.

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Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption—As the payment at maturity or upon redemption is a function of, among other things, the applicable Return Factor on the Final Valuation Date or applicable Valuation Date, as the case may be, the postponement of any Valuation Date may result in the application of a different Return Factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

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Historical Values of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of any Index During the Term of the Notes—It is impossible to predict whether any Index underlying the Notes will rise or fall. The actual performance of the Indices over the term of the Notes, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices.

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Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor of the S&P TR Index and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with S&P, the index sponsor of the S&P TR Index in any way, and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index in its capacity as the sponsor of the Index. The index sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the S&P TR Index exists, the Final Level of the S&P TR Index will be

PPS–10

determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this preliminary pricing supplement regarding the S&P TR Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the S&P TR Index and the index sponsor thereof. S&P, as index sponsor of the S&P TR Index, has no obligation to consider your interests as a holder of the Notes.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 10 Notes at one time in order to exercise your right to redeem your Notes on any Early Redemption Date (except for the Early Redemption Date in connection with the occurrence of an Automatic Termination Event). You may only redeem your Notes on an Early Redemption Date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable Early Redemption Valuation Date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt, and the Early Redemption Valuation Date will be the Valuation Date immediately following the day on which we confirm such receipt. As described elsewhere in this preliminary pricing supplement, the Early Redemption Valuation Date will be the Valuation Date immediately following the Valuation Date on which your notice of redemption becomes effective. See “Early Redemption Procedures” in this preliminary pricing supplement for more information.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the components of either Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity or upon early redemption described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Changes in Our Credit Rating May Affect the Market Value of Your Notes—Our credit ratings are an assessment of our ability to pay our obligations, including those on the Notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Notes. However, because the return on your Notes is dependent upon certain factors in addition to our ability to pay our obligations on your Notes, an improvement in our credit ratings will not reduce the other investment risks related to your Notes.

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Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the Notes—We or one or more of our affiliates may hedge our obligations under the Notes by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the S&P 500® Index, and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. It is also possible that the hedging activities by us or one or more of our affiliates could cause the Basket Level to become equal to or less than 35 on any Valuation Date, thereby triggering an Automatic Termination Event and the automatic early redemption of your Notes.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the S&P 500® Index and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the Notes and/or the Basket Level, which may have the effect of triggering an Automatic Termination Event and the automatic early redemption of your Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

PPS–11

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Lack of Liquidity—The Notes will not be listed on any securities exchange. As discussed above, you may elect to redeem your Notes, but your right to redemption is subject the conditions and procedures described in this preliminary pricing supplement, including the requirement that you redeem at least 10 Notes at one time. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

If an index sponsor were to discontinue or suspend calculation or publication of any given Index, it may become difficult to determine the market value of the Notes. If events such as these occur, or if the value of the relevant Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the relevant Index.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index has occurred or is continuing on a Valuation Date, including the Final Valuation Date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Unpredictable Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that interact with each other in complex and unpredictable ways and may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Early Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the redemption amount specified on the cover page of this preliminary pricing supplement, subject to a minimum redemption amount of at least 10 Notes ($10,000 aggregate principal amount). To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

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deliver a notice of redemption, which is attached as Annex A, that specifies your designated Early Redemption Valuation Date for early redemption. The actual Early Redemption Valuation Date will be the Valuation Date immediately following the day on which such notice of redemption becomes effective, as described below. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on an index business day during the term of the Notes. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

PPS–12

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deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. Your notice of redemption will be deemed effective on the day on which we or our affiliate acknowledge receipt of your confirmation; we or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the redemption amount no later than the first business day following the applicable Early Redemption Valuation Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the redemption amount, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Early Redemption Date (the third business day following the applicable Early Redemption Valuation Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Description of the Indices

The S&P TR Index

For a description of the S&P TR Index, please see “The Astro Index—The Constituent Index—S&P 500® Total Return Index™” below.

The ASTRO Index

ASTRO Index Rationale and Objectives

The ASTRO Index is a proprietary equity index that seeks to capitalize on the view that over short periods of time, such as one week, markets are cyclical – meaning that an upward movement in the level of the S&P 500® Total Return Index (“S&P 500 TR”) is usually followed by a downward movement or vice versa.

The ASTRO Index tracks the returns of a synthetic long or short position in S&P 500 TR. The exposure to the S&P 500 TR is adjusted on each “index business day” (as defined below) based on the performance of the S&P 500 TR over the preceding five (5) weekdays as described below. As such, the ASTRO Index notionally may take a synthetic short position in the S&P 500 TR following a recent increase in its level or a synthetic long position in the S&P 500 TR following a recent decrease in its level. Moreover, the magnitude of the exposure (either positive, representing a synthetic long position following a decline in the level of the S&P 500 TR, or negative, representing a synthetic short position following a rise in the level of the S&P 500 TR) will increase with the magnitude of the recent performance of the S&P 500 TR, subject to a cap, floor and maximum daily rebalancing cap. The ASTRO Index provides exposure to the S&P 500 TR with variable leverage that depends on the recent realized volatility (measured by the three-month realized volatility for the S&P 500® Index) and implied volatility (measured by the VIX® Index). See “—Volatility” below for an explanation of volatility.

The ASTRO Index tracks the returns of a synthetic long or short position in S&P 500 TR after the cost of funds is subtracted from the performance of such position. Additionally, the levels of the ASTRO Index reflect the subtraction of an embedded fixed fee, as more fully described herein.

Volatility

Volatility is a statistical measure of the degree of movement of the level of an index over a period of time and is considered the market standard for expressing the riskiness of exposure to such index. Volatility is generally calculated based on the natural logarithm of the performance of an index over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on levels of the index observed periodically in the market over a specified period. The realized volatility of an index is characterized by the frequency of the observations of the index levels used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily levels of the index over a trailing one-month period.

PPS–13

Implied volatility is a market estimate of the volatility an index will realize over a future period of time. The implied volatility of an index is calculated by reference to the market prices of listed options related to such index.

Index Publication and Index Business Days

The ASTRO Index is maintained by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC. The index sponsor calculates the level of the ASTRO Index at or around the close of business London time on each “index business day” (as defined below) and publishes it on the index sponsor’s website http://www.barcap.com/indices/ (or any successor thereto) and on such other information sources that the index sponsor may elect from time to time. The ASTRO Index is also reported by Bloomberg L.P. (“Bloomberg”) under the symbol “BXIIAVUE <Index>”.

The index sponsor accepts no liability to any person for publishing or not continuing to publish for any period of time, as the case may be, any Index Daily Value at any particular place or any particular time.

An “index business day” is a day on which trading is conducted on all the relevant exchanges on which the S&P 500 TR constituent components trade, as determined by the index sponsor.

Composition of the ASTRO Index

The ASTRO Index maintains a daily rebalanced long or short position in the U.S. equities market, represented by the S&P 500 TR, net of overnight funding costs represented by the overnight deposit rate.

The closing level of the S&P 500 TR on any index business day is calculated by Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and reported on Bloomberg under the symbol “SPTR <Index>”.

The “USD Overnight London Interbank Offered Rate” (“overnight deposit rate”) is the daily measure of the rate at which large banks will lend U.S. dollars to each other in the London market at 11:00 a.m., London time, as calculated and published by the British Bankers’ Association. The Bloomberg ticker is “US00O/N <Index>”.

Calculation of the ASTRO Index

Step 1: Calculate Uncapped Exposure

On each index business day ‘t’ , the long or short position in S&P 500 TR called “Uncapped Exposure” is calculated by the index sponsor. In the calculation of Uncapped Exposure, greater weight will be given to S&P 500 TR performance in more recent days. Due to the strategy of the ASTRO Index, which seeks to capitalize on short-term market cyclicality, as described above under “ASTRO Index Rationale and Objectives”, positive S&P 500 TR performance may result in negative Uncapped Exposure and negative S&P 500 TR performance may result in positive Uncapped Exposure. After determining Uncapped Exposure, the effective synthetic long or short position (as further described in Step 2, the “Exposure”) in S&P 500 TR on each index business day deemed to be made by the ASTRO Index is calculated as shown in Step 2 below.

Uncapped Exposure as of any index business day ‘t’ is calculated by the index sponsor pursuant to the following formula:

where:

Uncap Exposuret means the uncapped amount of long or short S&P 500 TR exposure on the index business day ‘t’, before the application of cap, floor and maximum daily rebalancing in accordance with Step 2 herein.

SPTRd means the closing level of the S&P 500 TR on the “weekday” ‘d’(meaning Monday, Tuesday, Wednesday, Thursday or Friday, as the case may be) that is the index business day ‘t’.

Each of SPTRd-1, SPTRd-2, SPTRd-3 and SPTRd-4 means the closing level of the S&P 500 TR on the first, second, third or fourth weekday prior to the weekday ‘d’, respectively. If any such prior weekday is not an index business day, the closing level of the S&P 500 TR on such prior weekday will be deemed to be the closing level of the S&P 500 TR on the index business day immediately preceding such prior weekday. Please see the section entitled “—The Constituent Index” below for a description of the calculation of the S&P 500 TR;

Leveraget-1, or the “leverage factor”, means the leverage applied to the Uncapped Exposure as of the immediately preceding index business day ‘t-1’. The leverage factor will vary depending on average of three-month realized and one-month implied volatilities. During low-volatility periods, the leverage factor would be higher resulting in increased Uncapped Exposure. During

PPS–14

high volatility periods, when one or both measures of volatility are increasing, the leverage factor would decline resulting in lower Uncapped Exposure. The leverage factor is determined by the index sponsor pursuant to the following formula:

where:

means the annualized three-month realized volatility of the S&P 500® Index (“S&P 500”) measured over 62 index business day returns calculated as of the immediately preceding index business day ‘t-1’. The annualized three-month realized volatility is calculated by the index sponsor as follows:

where:

SPXt means the closing level of the S&P 500 on the index business day ‘t’. For a description of the S&P 500, please see “—Indices Related to the Indices and the Constituent Index—S&P 500 ”.;

means the annualized one-month implied volatility of the S&P 500 on the immediately preceding index business day ‘t-1’. The annualized one-month implied volatility is calculated by the index sponsor as follows:

where:

VIXt -1 means the closing level of the CBOE Volatility Index® (“VIX”). For a description of the CBOE Volatility Index®, please see “—Indices Related to the Indices and the Constituent Index—CBOE Volatility Index® (VIX)”.

Step 2: Apply Cap, Floor and Maximum Rebalancing Cap

On each index business day ‘t’, the ASTRO Index replicates the return of the synthetic long or short position in the S&P 500 TR (the “Exposure”). The Exposure is determined by the index sponsor according to the following below:

where:

Exposuret means the notional long or short position in the S&P 500 TR on the index business day ‘t’;

Exposuret-1 means the notional long or short position in the S&P 500 TR on the previous index business day ‘t-1’; and

Uncap Exposuret means the amount of long or short S&P 500 TR exposure calculated in Step 1 above before application of cap, floor and maximum daily rebalancing cap on index business day ‘t’.

The absolute value of Exposure is capped at 150% (the “cap”) and floored at -150% (the “floor”). In addition, the absolute amount of Exposure rebalanced on any index business day ‘t’ is capped at 150% of the Exposure as of the immediately preceding index business day ‘t-1’ (the “maximum rebalancing cap”).

PPS–15

Step 3: Calculate the Index Daily Value

The Index Daily Value of the ASTRO Index on the index base date shall be 100.0000. Thereafter, the Index Daily Value on each index business day ‘t’ is calculated by the index sponsor as follows:

where,

(a) On each index business day ‘t’, the value of the ASTRO Index before applying the cost of rebalancing Exposure, , is based on (i) the return of the S&P 500 TR position minus the overnight cost of funds, minus (ii) the fixed fee applied to the Index Daily Value as of immediately preceding index business day ‘t-1’. The value is calculated according to the formula below:

where:

means the Index Daily Value of the ASTRO Index before applying the rebalancing cost on the index business day ‘t’;

means the Index Daily Value of the ASTRO Index on the immediately preceding index business day ‘t-1’;

Exposuret- 1 means the Exposure as of the immediately preceding index business day ‘t-1’;

SPTRt means the closing level of the S&P 500 TR on the index business day ‘t’;

SPTRt-1 means the closing level of the S&P 500 TR on the immediately preceding index business day ‘t-1’;

Ratet-1 means the overnight deposit rate as of the immediately preceding index business day ‘t-1’;

Dt – Dt- 1 means the number of calendar days from and including index business day ‘t’ to and excluding the immediately preceding index business day ‘t-1’;

FF, or the “fixed fee,” is equal to 1.00%.

(b) is the rebalancing cost of establishing the synthetic long or short Exposure position in the S&P 500 TR on index business day ‘t’ and is determined by the index sponsor according to the formula below:

where:

Exposuret means the Exposure on the index business day ‘t’;

Exposuret- 1 means the Exposure as of the immediately preceding index business day ‘t-1’;

RF or the “rebalancing fee” is equal to 0.02%; and

means the absolute value of

The rebalancing cost is higher when the absolute change in Exposure from the immediately index business day ‘t-1’ to index business day ‘t’ is large, and lower when the absolute change in Exposure from the immediately index business day ‘t-1’ to index business day ‘t’ is small.

The Constituent Index

S&P 500® Total Return Index™

The total return version of the S&P 500, the S&P 500 TR, is calculated in the same manner as the S&P 500 referenced below under “Indices Related to the Indices and the Constituent Index—S&P 500® Index”; however, the difference between the S&P 500 and the S&P 500 TR is that the S&P 500 reflects changes in the prices of its underlying stocks, while the S&P 500 TR reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

PPS–16

Specifically, in calculating the S&P 500 TR, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the S&P 500 TR reflects both ordinary and special dividends.

The level of the S&P 500 TR is reported by Bloomberg under the ticker symbol “SPTR <Index>”.

Indices Related to the Indices and the Constituent Index

S&P 500® Index

For a description of the S&P 500, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

CBOE Volatility Index® (VIX)

All information regarding the VIX Index set forth in this pricing supplement reflects the policies of, and is subject to change by, the Chicago Board Options Exchange® (the “CBOE”). The VIX Index is calculated, maintained and published by the CBOE. The level of the VIX Index is reported by Bloomberg under the ticker symbol “VIX <Index>”.

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Base Date and Launch Date of the ASTRO Index

The index base date for the ASTRO Index is January 8, 2001 at a base value of 100.0000.

The launch date for the ASTRO Index was March 14, 2011 at the value of 206.8237.

PPS–17

Certain Events with Respect to the ASTRO Index

Under the rules applicable to the ASTRO Index, the index sponsor has discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the ASTRO Index upon the occurrence of certain disruption events, adjustment events, index change events and termination events. The index sponsor may also, as a response to market, regulatory, judicial, financial, fiscal or other circumstances, make changes to the methodology described above.

Notwithstanding the occurrence of any such event, or any actions taken or not taken by the index sponsor in response to any such event, the following provisions shall apply in respect of the ASTRO Index:

Failure to Publish or Discontinuance of the ASTRO Index

If the index sponsor discontinues publication of or otherwise fails to publish the ASTRO Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (that index being referred to herein as a “successor index”), then the Index Daily Value will be determined by reference to the value of that successor index on the date as of which that value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide the notices specified in the prospectus supplement in the section “Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the ASTRO Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to the ASTRO Index.

If (1) the ASTRO Index is discontinued or (2) the index sponsor fails to publish the ASTRO Index, in either case, on any Valuation Date and the calculation agent determines that no successor or substitute index is available at that time, then the calculation agent will determine the Index Daily Value to be used for the level. The Index Daily Value to be used for the level will be computed by the calculation agent in the same general manner previously used by the index sponsor and will reflect the performance of the ASTRO Index through the business day on which the ASTRO Index was last in effect preceding such date of discontinuance. In that event, the calculation agent will provide the notices specified in the prospectus supplement in the section “Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

Change in Methodology or Other Events

If at any time the calculation agent determines that there is:

•	a material change in the formula for or the method of calculating the level of the ASTRO Index, a constituent index, or a successor index;

•	a material change in the content, composition or constitution of the ASTRO Index, a constituent index or a successor index;

•

a change or modification to the ASTRO Index or a successor index such that the ASTRO Index or successor index does not, in the opinion of the calculation agent, fairly represent the value of the ASTRO Index or successor index had those changes or modifications not been made; or

•

any other event, if the calculation agent determines that the event materially interferes with the ability of the issuer or any of its affiliates to unwind all or a material portion of a hedge with respect to the Notes that it or its affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the prospectus supplement;

then, for purposes of calculating the level of the ASTRO Index, any payments on the Notes or making any other determinations as of or after that time, the calculation agent will make those calculations and adjustments as the calculation agent determines may be necessary in order to arrive at a level for the index comparable to the ASTRO Index or such successor index, as the case may be, as if those changes or modifications had not been made, and calculate the amount of interest, payment at maturity and other amounts payable on the Notes (including the individual inputs thereof), with reference to the ASTRO Index or such successor index, as adjusted. In that event, the calculation agent will provide the notices as specified in the prospectus supplement in the section “Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

The calculation agent will make all determinations with respect to adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made. The calculation agent will provide information about any adjustments it makes upon your written request.

PPS–18

Market Disruption Events

A market disruption event set forth in the prospectus supplement in the section “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” will be deemed to have occurred with respect to both the ASTRO Index and the S&P 500 TR in the event that such market disruption event occurs on any applicable Valuation Date with respect to the S&P 500.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the ASTRO Index, including but not limited to its value or level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published values or levels other than in cases of manifest error.

Trademark

The Barclays Capital ASTRO US Variable Excess Return Index is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the ASTRO Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the ASTRO Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the ASTRO Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the ASTRO Index or publication of its value or level (or failure to publish such value or level) and any use to which any person may put the ASTRO Index or its value or level.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Historical Closing Values of the S&P TR Index

The following graph sets forth the historical performance of the S&P TR Index based on the daily Index Closing Levels from January 8, 2001 through July 7, 2011. The Index Closing Level of the S&P TR Index on July 7, 2011 was 2,298.311

We obtained the Index Closing Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P TR Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the S&P TR Index on any Valuation Date, including the Final Valuation Date or any applicable Early Redemption Valuation Date or Automatic Termination Valuation Date. We cannot give you assurance that the performance of the S&P TR Index will result in the return of any of your initial investment.

PPS–19

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical and Hypothetical Historical Closing Values of the ASTRO Index

The ASTRO Index was launched on March 14, 2011 and the base date for the ASTRO Index is January 8, 2001. All data relating to the period prior to the launch date of the ASTRO Index is an historical estimate by the index sponsor of the ASTRO Index using available data as to how the ASTRO Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the ASTRO Index would have performed from January 8, 2001 to March 14, 2011 based on the methodology described above; and

(ii)	on an actual basis, how the Index has performed from March 14, 2011 onwards.

January 8, 2001	100.0000
December 31, 2001	96.2848
December 31, 2002	102.7524
December 31, 2003	105.8727
December 31, 2004	106.4614
December 31, 2005	109.6487
December 29, 2006	111.1569
December 31, 2007	120.2286
December 31, 2008	190.6383
December 31, 2009	197.1398
December 31, 2010	201.7905
March 14, 2011	206.8237
July 7, 2011	202.0449

The actual and hypothetical historical levels of the ASTRO Index shown above should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the ASTRO Index on any Valuation Date, including the Final Valuation Date or any applicable Early Redemption Valuation Date or Automatic Termination Valuation Date. We cannot give you assurance that the performance of the ASTRO Index will result in the return of any of your initial investment.

PPS–20

For a description of the risks associated with the fact that only limited actual historical information is available with respect to the Index, please see “Risk Factors—The ASTRO Index Has Limited Historical Information.”

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–21

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barcap.com

Subject: Notice of Redemption, CUSIP No. 06738KNZ0

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed: [                    ]

Redemption Notice Date: [                    ]

Designated Early Redemption Valuation Date: [                    ] (the business day immediately following the date of this redemption notice)

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied. I further acknowledge, without limitation of anything in the preceding sentence, that the actual Early Redemption Valuation Date will be the Valuation Date for the Notes immediately following the day on which this notice of redemption becomes effective, as described in the pricing supplement for the Notes.

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-526-7618

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, due August 23, 2012, CUSIP No. 06738KNZ0, redeemable for a cash amount based on the Barclays Capital ASTRO US Variable Excess Return Index and the S&P 500® Total Return Index (the “Notes”) hereby irrevocably elects to exercise, on the Early Redemption Date of [insert third business day following Early Redemption Valuation Date] with a Redemption Amount calculated on the scheduled Early Redemption Valuation Date of [insert Valuation Date next following the date of the confirmation], with respect to the number of Notes indicated below, as of the date hereof, the early redemption right as described in the pricing supplement relating to the Notes (together with the accompanying prospectus, prospectus supplement and index supplement delivered therewith, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Early Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax: E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 10 Notes at one time in order to exercise your right to redeem your Notes on the Early Redemption Date.)

ANNEX C

NOTICE FOR AUTOMATIC TERMINATION EVENT

To:	The Depository Trust Company

Subject: CUSIP No. 06738KNZ0, Notice for Automatic Termination Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due August 23, 2012, CUSIP No. 06738KNZ0, redeemable for a cash amount based on the Barclays Capital ASTRO US Variable Excess Return Index and the S&P 500® Total Return Index (the “Notes”) as a result of the occurrence of an Automatic Termination Event on [applicable Valuation Date] (such date, the “Automatic Termination Trigger Date”). The Final Basket Level of the Notes and the Return Factor will be calculated on [—] (such date, the “Automatic Termination Valuation Date”). The Notes will be redeemed (in whole, but not in part) on [—], 20[—] (i.e., three business days after the Automatic Termination Valuation Date), and the payment upon redemption will be $[—] per $1,000 principal amount Note. All terms not defined in this notice shall have the meaning ascribed thereto in the pricing supplement (together with the accompanying prospectus, prospectus supplement and index supplement delivered therewith) relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

PPS–24